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                                                                      EXHIBIT 12

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                  Three Months Ended
                                                    March 31, 1996      1995       1994       1993       1992     1991
                                                  ------------------   ------     ------     ------     ------   ------
Earnings as defined:
  Income before provision for income taxes ........     $  87.0        $114.2     $116.6     $202.9     $144.6   $182.6
  Fixed charges....................................        16.8          66.2       60.1       55.3       60.1     63.9
  Capitalized interest included in fixed charges...           -          (1.7)         -       (2.8)      (2.0)    (1.2)
  Amortization of capitalized interest.............         1.0           3.5        3.4        3.5        3.5      3.3
                                                        -------        ------     ------     ------     ------   ------
             Total.................................     $ 104.8        $182.2     $180.1     $258.9     $206.2   $248.6
                                                        =======        ======     ======     ======     ======   ======
Fixed charges as defined:
  Interest and debt expense (includes amortization
    of debt expense and discount)..................     $  15.4        $ 58.7     $ 53.7     $ 46.9     $ 51.7   $ 55.5
  Capitalized interest.............................           -           1.7          -        2.8        2.0      1.2
  Portion of rentals representative of the interest
    factor.........................................         1.4           5.8        6.4        5.6        6.4      7.2
                                                        -------        ------     ------     ------     ------   ------
             Total.................................     $  16.8        $ 66.2     $ 60.1     $ 55.3     $ 60.1   $ 63.9
                                                        =======        ======     ======     ======     ======   ======
Ratio of earnings to fixed charges.................         6.2           2.8        3.0        4.7        3.4      3.9
                                                        =======        ======     ======     ======     ======   ======